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                                                                   EXHIBIT 10.40

                             [Novellus Letterhead]

June 27, 2003

Thomas M. St. Dennis
3168 Pellaro Ct.
Pleasanton, CA 94566

Dear Thomas:

        I am pleased to offer you the position of Executive Vice President, Sales & Marketing reporting to Richard S. Hill, Chairman of the Board and Chief Executive Officer.

        Your starting salary will be $31,667.00 per month, which when annualized is $380,000.00. Novellus will also pay life insurance policy premiums in the amount of $75,000.00 per year for two years.

        In addition to this, a Stock Option Grant of 150,000 shares will be available to you subject to approval by the Board of Directors. These options will vest 25% per year over a four (4) year period beginning on your start date. In addition, you will be given a restricted stock grant of 50,000 shares, subject to approval by the Board of Directors. These 50,000 shares will vest at a rate of 10,000 per year for 5 years.

        You will be eligible to participate in the Novellus Key Director/VP Bonus Program, which provides up to 100% of base salary contingent upon successful completion of company and personal performance objectives. This bonus will be pro-rated for the first year.

        Novellus has an excellent benefits program including health, dental, vision, life and long term disability insurance coverage. Novellus will pay one hundred percent of the cost of your coverage and a portion for your dependents in accordance with the terms of the benefits program in question.

        As a senior member of the executive team, you are entitled to unlimited use of our executive financial counselors at no cost to you. This benefit is available to you the entire duration of your employment.

        This offer of employment is contingent upon your:

        (1) Completion of the Novellus Employment Application.

        (2) Completion of the background check authorization and disclosure forms and successful execution of a background check in accordance with Company Policy (Enclosed).

        (3) Signing of the Novellus Proprietary Information Agreement.

        (4) Signing of the Novellus Employment Practices Acknowledgement.


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        (5) Providing verification of your eligibility for employment in the
            United States.

        A Novellus Application and an Employment Eligibility Verification form (I-9) are enclosed to assist you in providing the information to Novellus on your first day of work.

        Novellus is an at-will employer, which means that either you or the Company has the right to terminate employment at any time, with or without advance notice, and with or without cause, for any reason or no reason.

        This offer is the full and complete statement of the parties understanding, supersedes any other communication, whether verbal or written, regarding your employment and can only be modified by a written statement signed by you and an Officer of the Company (or his or her authorized designee).

        Please acknowledge your acceptance of this offer by signing below. The entire Novellus staff looks forward to you joining us and becoming a key person with our growing team.

Sincerely,

/s/ Richard S. Hill

Richard S. Hill
Chairman of the Board and Chief Executive Officer
Novellus Systems, Inc.


I accept the terms to this offer:

/s/ Tom St. Dennis       6/27/03
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Tom St. Dennis             Date

7/8/03
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Available Start Date